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                                        EXHIBIT 11

                   COMPUTATION OF EARNINGS PER COMMON SHARE
                          PRIMARY AND FULLY DILUTED
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
                                                                                         1995            1994               1993
                                                                                     ----------       ----------        ----------
Net income for computing primary and fully diluted earnings per common share         $6,622,000       $4,754,000        $2,702,000

PRIMARY SHARES
      Weighted average number of common shares outstanding                            6,828,809        5,787,236         5,435,611
      Additions from assumed exercise of stock options and warrants                     406,464          520,652           314,933
                                                                                     ----------       ----------        ----------
      Weighted average of common and common equivalent shares                         7,235,273        6,307,888         5,750,543
                                                                                     ==========       ==========        ==========

FULLY DILUTED SHARES
      Weighted average number of common shares outstanding                            6,828,809        5,787,236         5,435,611
      Additions from assumed exercise of stock options and warrants                     420,925          548,640           517,099
                                                                                     ----------       ----------        ----------
      Weighted average of common and common equivalent shares                         7,249,734        6,335,876         5,952,710
                                                                                     ==========       ==========        ==========

NET INCOME PER COMMON SHARE
      Primary                                                                        $     0.92       $     0.75        $     0.47
                                                                                     ==========       ==========        ==========
      Fully diluted                                                                  $     0.92       $     0.75        $     0.45
                                                                                     ==========       ==========        ==========

Primary additions from assumed exercise of stock options and warrants are net of assumed purchase of common shares at the average market price during the fiscal year. Fully diluted earnings per share was determined in the same manner except that the year-end stock price was used. The average and year-end stock prices were as follows: fiscal 1995 - $15.53 and $19.875, fiscal 1994 - $10.07 and $13.50, fiscal 1993 - $5.33 and $7.28, respectively. All share and stock price data have been adjusted retroactively to reflect the two, three-for-two stock splits effected during fiscal 1994.